EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of December, 2004

BETWEEN:

JONES SODA COMPANY, a Washington corporation, located at 234 9th Avenue North, Seattle, Washington 98109

(the “Employer”)

AND:

PETER VAN STOLK of 533 Harvard Avenue E., Apt. 108, Seattle, Washington 98102

(the “Employee”)

WHEREAS:

A.	The Employee is one of the key executives of the Employer and has experience in the area of business in which the Employer is involved;

B.	The Employer has agreed to continue the employment of the Employee as the Chief Executive Officer and the Employee has agreed to accept such continued employment with the Employer in accordance with the terms of this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, the parties hereto agree as follows:

1. Employment.

1.01	The Employer shall employ the Employee in the position of Chief Executive Officer commencing on December 1, 2004 and continuing for a period of time specified in Paragraph 3 herein, subject to the terms contained in said Paragraph.

2. Duties.

2.01	The Employee shall be employed by the Employer as Chief Executive Officer in accordance with such duties and assignments as set out in the job description attached hereto as Schedule “A” to this Agreement. The Employee shall report only to the Employer’s Board of Directors, and his powers and authority shall be superior to those of any other officer or employee. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Employer during the term of this Agreement, the Board will nominate the Employee for election as a member of the Board, and the shareholders of the Employer will reelect the Employee as a member of the Board.

2.02	The Employee shall, at all times, excluding any periods of disability, vacation, statutory holidays or sick leave to which the Employee is entitled, devote such of his time, attention, knowledge and skills as is reasonably required to diligently, competently and effectively perform his duties and, without limiting the generality of the foregoing, carry out his obligations as set forth in Schedule “A.”

2.03	The Employee may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments; and Employee’s participation in and/or receipt of payment for such activities shall not be deemed to violate this Agreement.

2.04	The Employer shall provide the means and resources to enable the Employee to meet his duties and, without limiting the generality of the foregoing, carry out his obligations as set forth in Schedule “A.”

2.05	Excluding any periods of disability, vacation, statutory holidays or sick leave to which the Employee is entitled, the Employee shall attend to his duties within, but not limited to, the normal business hours of the Employer, being Monday to Friday inclusive during each week and during such additional hours and other times as may be reasonably required as mutually agreed upon or reasonably necessary for the Employee to fully and effectively carry out his duties.

3. Term.

3.01	This Agreement is for a term of THREE (3) YEARS, commencing December 1, 2004 and concluding on November 30, 2007 and thereafter this Agreement shall remain in effect from month-to-month until new mutually agreeable terms have been negotiated between the Employer and the Employee or until this Agreement has been terminated in accordance with the provisions of this section.

3.02 The Employee’s employment under this Agreement may be terminated as follows:

(a)	at the Employee’s option if there is a breach or default of any term of this Agreement by the Employer, and if such breach or default has not been remedied or is not being remedied to the satisfaction of the Employee acting reasonably, within fourteen (14) days after written notice including a detailed description of the breach or default has been delivered by the Employee to the Employer; or

(b)	at the Employee’s option, at any time after the expiration of thirty (30) days of the date on which there is a Change in Control of the Employer or if there is a change in the Employer’s management or reporting structure;

(i)	For the purposes of this Agreement, a Change in Control shall be deemed to occur when:

a.	any person (as such term is used in Rule 13d-5 under the Securities Exchange Act (“Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary or any employee benefit plan (or any related trust) of the Employer or a subsidiary, becomes the beneficial owner of 15% or more of the common stock or of securities of the Employer that are entitled to vote generally in the election of directors of the Employer (“Voting Securities”) representing 15% or more of the combined voting power of all voting securities of the Employer; or

b.	a plan of liquidation of the Employer or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Employer; or

c.	a majority of the directors elected at any annual or special general meeting of shareholders of the Employer are not individuals nominated by the Employer’s then incumbent Board of Directors.

(c) by the Employee, upon giving 30 days notice of resignation;

(d)	at any time by the Employer, without notice and without payment (except Employee’s Base Salary (as defined below) and accrued, unused vacation through the date of termination) in lieu of notice, for cause limited to:

(i)	fraud or dishonesty materially injurious to the Employer or any act or omission in willful disregard of the interests of the Employer that substantially impairs the Employer’s business;

(ii)	conviction or a plea of guilty or no-contest by the Employee to a felony; or

(iii)	the material breach or default of any term of this Agreement by the Employee if such breach or default has not been remedied or is not being remedied to the satisfaction of a majority of the members of Employer’s Board of Directors (following a vote of all members) acting reasonably and within sixty (60) days after written notice including a detailed description of the breach or default has been delivered by the Employer to the Employee; or

(iv)	the disclosure, misappropriation, “tipping” or other unlawful communication to any person of material nonpublic information in violation of (1) Employee’s fiduciary duty, (2) the confidentiality obligations set forth in Section 9.03 below, or (3) the Exchange Act (including but not limited to Section 10(b) of the Exchange Act of 1934 and Rules 10b5-1 and 2 promulgated thereunder); or

(e)	by the Employer without cause, upon giving 30 days notice of termination; or

(f)	The Employee becoming disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement; or

(g) The death of the Employee.

3.03	If the Employee’s employment terminates pursuant to subparagraph 3.02(a) (b) or (e), then in recognition of the Employee’s significant financial and other contributions to the Employer since the commencement of his employment, the Employee shall receive from the Employer:

(a)	payment in the gross amount of two hundred thousand dollars ($200,000 US), in twelve (12) equal monthly installments payable on the first day of each month commencing with the month immediately following Employee’s date of termination; and

(b)	his stock option in the amount mutually agreed to pursuant to subparagraph 4.02 herein for the year of termination. The Employee shall also have the right to exercise any unused stock options pursuant to the Stock Option Agreement attached hereto as Schedule “B” for the duration of the term of the Stock Option Agreement.

3.04	If the Employee resigns pursuant to subparagraph 3.02(c), he shall receive his stock option in accordance with subparagraph 3.03(b) plus the his Base Salary and accrued, unused vacation through the date of termination.

3.05	If Employee’s employment terminates pursuant to subparagraph 3.02 (f) or (g), the Employer shall pay to the Employee’s estate or legal representative in a lump sum an amount equal to the Employee’s Base Salary as of the effective date of termination and accrued, unused vacation through the date of termination, plus one additional year’s Base Salary.

3.06	In addition to any amounts or benefits payable under this Paragraph, Employee shall be entitled to any payments or benefits provided under the terms of any plan, policy or programs of the Employer or as otherwise required by applicable law.

4. Remuneration.

4.01	The Employer shall pay to the Employee a minimum annual base salary of One Hundred Twenty-Five Thousand Dollars ($125,000 US) (as adjusted from time to time pursuant to this Agreement, the “Base Salary”) in bi-weekly installments with the provision that the Base Salary will be increased, if necessary, so that, during the first year of this Agreement, Employee’s Base Salary will be at least 65% of the highest annual base salary paid to any employee of Employer, and thereafter, Employee’s Base Salary will be at least 75% of the highest annual base salary paid to any employee of Employer.

4.02	Prior to the first day of each fiscal year of Employer during Employee’s employment under this Agreement, the Employer and Employee shall negotiate a Base Salary adjustment, stock option, and bonus provision, which may increase but shall not reduce Employee’s remuneration under this Agreement. Employee shall receive annual stock options equal to a minimum of four (4) times the total number of options granted to the Employer’s outside directors; provided, however, that nothing in this Section 4.02 shall limit Employer’s discretion to award additional stock options in its sole discretion. Any mutually agreed Base Salary increase shall replace the minimum salary amounts contained in subparagraph 4.01 without changing the meaning of any of the other provisions of this Agreement. In determining an appropriate salary increase, consideration shall be given to the Employee’s performance in the previous year and his salary level in comparison to that of other senior executive employees.

4.03	The Employer shall pay for and provide the Employee with the following benefit plans:

(a)	Full medical and dental coverage as accorded any other senior executive employee.

(b)	Disability insurance with a waiting period not to exceed ninety (90) days and with monthly benefits not less than six thousand five hundred dollars ($6,500).

(c) Annual executive physical examination.

(d)	All other retirement, savings, incentive, and/or benefit plans and programs granted from time to time to any other senior executive.

4.04	Employee hereby authorizes the Employer to deduct from the Employee’s salary all deductions required by law to be made by the Employer.

4.05	Employer shall furnish the Employee with an automobile, of a price and class similar to that currently used by the Employee, to be used by the Employee in the performance of his duties under this Agreement, and the Employer shall pay Six Hundred Dollars ($600.00 U.S.) per month for the leasing, fuel and maintenance expenses of the automobile.

4.06	Employer shall provide, at no expense to the Employee, a term life insurance policy in the amount of $1.5 Million (US Dollars) on the life of the Employee and payable to the Employee’s designated beneficiary.

4.07	If it is determined that any payment to the Employee pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate or shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, then the Employee shall receive a tax gross-up payment with respect to all such excise taxes and similar taxes.

5. Holidays.

5.01	The Employee shall be entitled to payment of statutory holidays and four (4) weeks of annual vacation.

6. Expenses.

6.01	The Employer shall provide compensation for expenses actually and properly incurred by the Employee in connection with his duties under this Agreement including, but not limited to:

(a)	reimbursement for all actual travel expenses within two (2) weeks of submitting an expense claim by the Employee;

(b)	any other costs of expenses to the Employee, as from time to time may be mutually agreed upon.

7. Bonuses and Salary Adjustment.

7.01	In addition to the Base Salary, the Employee will receive an annual bonus (the “Annual Bonus”) in an amount to be determined by agreement of Employer and Employee pursuant to this Paragraph 7.01. Not later than sixty (60) days prior to the end of the Employer’s fiscal year, Employee shall propose to Employer a bonus for the following fiscal year tied to objective performance criteria for Employer during such fiscal year. Employer and Employee will negotiate in good faith to arrive at an agreed upon bonus (the “Annual Bonus”). In the event Employer and Employee cannot agree upon the amount of the Annual Bonus, each side will submit a single proposal to a neutral third party selected by Employer and Employee, and the third party will pick either the Employer proposal or the Employee proposal in a “baseball arbitration” format. The Employer shall pay the fees of the neutral third party.

7.02	At the same time and following the same procedures as set forth in Section 7.01 above, and consistent with the provisions of Sections 4.01 and 4.02, Employer and Employee shall negotiate on an annual basis an adjustment to the Employee’s Base Salary.

7.03	The amount of the Annual Bonus and adjusted Base Salary for any given fiscal year is to be determined not later than the last day of the immediately preceding fiscal year of the Employer. If (i) Employer fails to determine or submit to a neutral third party for determination the Annual Bonus pursuant to Section 7.01 within such period, and (ii) Employer has positive retained earnings as of the last day of the applicable fiscal year, then in such event Employee shall be paid as his Annual Bonus an amount equal to fifty percent (50%) of the Base Salary paid to Employee during the applicable fiscal year.

7.03	Unless otherwise mutually agreed between the Employee and the Employer, such bonuses will be paid 50% in cash and 50% by the issuance of common shares in the capital of the Employer.

8. Insurance/Indemnification.

8.01	Insurance. The Employer shall use reasonable efforts to provide the Employee with director’s and officer’s liability insurance appropriate to the nature of his responsibilities under this Agreement, provided that the Employer is able to obtain such insurance coverage for all of its directors and officers at a reasonable cost, as determined by the board of directors in its sole discretion.

8.02	Indemnification. The Employer shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer or employee of Employer to the fullest extent allowed by law.

9. Restrictive Covenants.

9.01 Non-Competition.

(a)	During the term of this Agreement and for the twelve (12) months following the termination or expiration of this Agreement, the Employee shall not:

(i) own or have any interest directly in;

(ii)	act as an officer, director, agent, employee or consultant of; or

(iii)	assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which is a business that competes with the business then engaged in by the Employer (the “Competitive Entity”).

(b)	The restriction set out in subparagraph 9.01(a) above shall not apply to the Employee’s ownership of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.

(c)	The Employee acknowledges that the restrictions contained in this Section 9.01 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained herein are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.02 Delivery of Records.

(a)	Upon the termination of the Employee’s employment with the Employer, the Employee will deliver to the Employer all books, records, lists, brochures and other property belonging to the Employer or developed in connection with the business of the Employer.

9.03 Confidentiality.

(a)	The term “Confidential Information” means any and all information concerning the business of the Employer which the Employee may receive or develop as a result of his employment. All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Employer, its customers or principals, received or developed by the Employee are the property of the Employer or parties for whom the Employer acts as agent or who are customers of the Employer, as the case may be and are strictly confidential to the Employer and/or such parties. The Employee shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of such Confidential Information.

(b)	The Employee acknowledges that any unauthorized disclosure or use of such Confidential Information by the Employee may result in material damage to the Employer and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Employee.

(c) Except as authorized by the Employer, the Employee will not:

(i)	duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Employer’s Confidential Information;

(ii)	use the Employer’s Confidential Information without the prior written consent of the Employer; or

(iii)	incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Employer

(d)	The Employee will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care used to protect the Employee’s own Confidential Information.

(e)	The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(i)	is or later becomes publicly known under circumstances involving no breach of this Agreement by Employee;

(ii)	is already known to the Employee at the time of receipt of the Confidential Information;

(iii)	is lawfully made available to the Employee by a third party; or

(iv)	is independently developed by an employee of the Employee who has not been privy to the Confidential Information provided by the Employer; or

(v)	Pursuant to Washington law, these restrictions shall not apply to any invention (a) for which no equipment, supplies, facilities or trade secret information of the Employer was used, and (b) which was developed entirely on Employee’s own time, and (c) which neither relates to the Employer’s business or to the Employer’s demonstrably anticipated research or development, nor results from any work performed by the Employee for the Employer.

(f)	If the Employee contends that any information described in Section 9.03(a) above and disclosed to him by the Employer is in the public domain or was in the possession of the Employee prior to such disclosure and not under an obligation of confidence, the Employee will, within ten (10) days of receipt by the Employee of such information give written notice of such contention of the Employee, which written notice shall include a complete identification of the information in question and any derivation thereof, including particulars of any contract or other writing in which the Employee or any other person has made use of such concept or information. If the Employee has not within ten (10) days of receipt by the Employee of such information given such written notice to the Employer, then it shall be conclusively presumed that all such information communicated by the Employer to the Employee originated with the Employer and constitutes secret and Confidential Information and know-how.

(g)	The Employee hereby certifies that he has not brought and will not bring with the Employee to the Employer or use while performing his employment duties for the Employer any materials, documents, or intellectual property of a former employer of the Employee which are not generally available to the public except to the extent that such former employer has granted Employer a license to use such materials or documents (or their contents), or such intellectual property. The Employee understands that while employed by the Employer, the Employee is not to breach any obligation of confidence or duty and the Employee agrees that he will fulfill all such obligation during his employment with the Employer.

(h)	No patent rights or licenses are granted by this Agreement and patent rights or licenses now or developed during the term of this Agreement are the property of the Employer. The disclosure of Confidential Information under this Agreement shall not result in any obligation for either party to grant any rights in its patent rights or Confidential Information, and no other obligations of any kind are assumed by or implied against either party, except for those stated in this Agreement

(i)	The provisions of Section 8.0 shall survive the termination of this Agreement.

10. Governing Law.

10.01	This Agreement shall be construed in accordance with and governed by the laws of the State of Washington and any action shall be brought in King County, Washington.

11. Entire Agreement.

11.01	This Agreement and Stock Option Agreement between Employer and Employee constitute the entire agreement between the parties and there are no written or oral inducements, promises or agreements except as contained in these agreements.

11.02	Any notice required to be given under this Agreement is deemed to have been sufficiently given if mailed by prepaid registered mail or delivered at the address of the other party set out above, or at such other address as the other party may from time to time direct, in writing, and that notice shall be deemed to have been received, if mailed seventy-two (72) hours after the time of mailing, and if delivered, upon the date delivered. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other services which have not been interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

11.03	Should there be disagreement or a dispute between the parties with respect to this Agreement or the interpretation hereof, the disagreement or dispute shall be referred to a single arbitrator selected by agreement of the parties. If the parties are unable to agree upon an arbitrator, then a single arbitrator will be selected by the Presiding Judge for the Superior Court of King County. The arbitrator shall, in his or her reasonable discretion, define the scope of discovery, motions, the arbitration hearing, and other aspects of the arbitration. The arbitration shall be at the expense of the Employer, and the determination of that arbitrator shall be final and binding upon the parties.

12. Interpretation.

12.01	The paragraph headings appearing in this Agreement have been inserted as a matter of convenience and for reference only and in no way defined, limited or enlarge the scope of meaning of this Agreement.

12.02	Wherever the feminine is used in this Agreement the same shall be deemed to include the masculine where the context so requires.

13. Inurement.

13.01	This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have set their hands this day and year first above written.

EMPLOYER:	EMPLOYEE:

JONES SODA CO.

/s/ Peter van Stolk

By: /s/ Mick Fleming	PETER VAN STOLK

Its: Chairman of the Compensation Committee